Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in this Shelf Registration Statement on Form S-3 of SandRidge Energy, Inc. and in the related Prospectus (collectively, the “Registration Statement”) of the SandRidge Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, which uses the name Netherland, Sewell & Associates, Inc., refers to Netherland, Sewell & Associates, Inc., and includes information from our report prepared for SandRidge Energy, Inc. We further consent to the use of our name in the “Experts” section of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E. C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
April 6, 2009

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